Exhibit 10(c)

FIRST AMENDMENT

OF THE

STEPAN COMPANY MANAGEMENT INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2010)

WHEREAS, Stepan Company (the “Company”) has established and maintains the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Plan”);

WHEREAS, the Company reserved the right to amend the Plan by action of its Board of Directors pursuant to Section 7.1 thereof; and

WHEREAS, the Company now desires to amend the Plan to allow a Participant (as such term is defined in the Plan) to change the selection of his or her General Investment Account (as such term is defined in the Plan) investment fund selections on a more frequent basis, to allow a Participant to transfer all or a portion of the Pre 2007 Balance (as such term is defined in the Plan) of his or her Company Stock Account to his or her General Investment Account in smaller increments, to change the manner of valuing the Company’s common stock in connection with a transfer of a portion of a Participant’s Company Stock Account to his or her General Investment Account, and to authorize the Company to create a trust to fund the Company’s obligations under the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended, effective as of October 21, 2014, in the following particulars effective as of the date set forth herein:

1. By deleting Section 4.1(b)(ii) of the Plan and inserting in lieu thereof the following:

(ii) A Participant may elect to change the selection of his or her General Investment Account investment fund selections, which change shall be effective as of the close of business each day (a “GIA Transfer Date”). Any change by a Participant in his or her investment fund selections shall be submitted in writing or electronically with the committee or its designee as specified by the Committee or its designee and shall apply prospectively as of the GIA Transfer Date to all amounts credited to the Participant’s General Investment Account. Notwithstanding the foregoing provisions of this subsection, nothing in the Plan shall be construed to require the Company to segregate or invest any assets to reflect the Participant’s investment fund selections.

2. By deleting Section 4.2(b) of the Plan and inserting in lieu thereof the following:

(b) Transfers. Subject to the limitations of Section 4.2(a) and the Company’s Insider Trading Policy as in effect from time to time, a Participant may elect that all or a portion (in increments of one percent) of the balance of his or her Company Stock Account (including any Dividend Equivalents accrued but not yet converted into Share Units as of such date) be transferred to his or her General Investment Account. Such transfer shall be effective as of the date the

Participant elects such transfer if the election is requested before 4:00 p.m. Eastern Standard Time or as of the date following the date of the election if such transfer is requested on or after 4:00 p.m. Eastern Standard Time (the “Transfer Effective Date”). For purposes of this Section 4.2(b), the value of a Share Unit credited to a Participant’s Company Stock Account as of any Transfer Effective Date shall be equal to the closing price of one share of the Company’s common stock on the New York Stock Exchange as of the close of business on the Transfer Effective Date. Any election under this Section 4.2(b) shall be irrevocable and shall be filed with the Committee or its designee under rules prescribed by the Committee.

3. By deleting Section 6.4 of the Plan and inserting in lieu thereof the following:

6.4 Source of Benefits.

(a) The Company will be entitled, but not obligated, to establish a grantor trust or similar funding mechanism to fund the Company’s obligations under this Plan; provided, however, that any funds contained therein will remain subject to the claims of the Company’s general creditors. The funding mechanism will constitute an unfunded arrangement. The Deferred Awards portions of the Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b) The Company’s obligation under this Plan will be merely that of an unfunded and unsecured promise of the Company to pay benefits in the future. All Awards (and any corresponding assets held in a trust established for this Plan), and any payment to be made pursuant to this Plan, will be subject to the claims of the general creditors of the Company, including judgment creditors and bankruptcy creditors. Neither any Participant, nor his or her beneficiaries, nor his or her heirs, successors or assigns, will have any secured interest in or claim on any property or assets of the Company (or of any trust). The rights of a Participant or his or her beneficiaries to his or her Company Stock Account or General Investment Account and to an Award (and to any assets held in trust) will be no greater than the rights of an unsecured creditor of the Company.

RESOLVED FURTHER, that the duly elected and qualified officers of the Company be, and they hereby are, authorized to cause the amendments to the Plan set forth above to be made, including but not limited to, causing to be filed any and all appropriate documents with the Securities and Exchange Commission and the New York Stock Exchange, necessary to effect such amendments.

[Signatures on Following Page]

IN WITNESS WHEREOF, the duly authorized officer of the Company has executed this First Amendment on behalf of the Company this 22 day of October, 2014.

STEPAN COMPANY

By	/s/ Greg Servatius

Its	VP HR

ATTEST:

/s/ Sheila M. Crockett

Global Total Rewards Manager